Resource Capital Trust I

AMENDMENT TO AMENDED AND RESTATED TRUST AGREEMENT AND PREFERRED SECURITIES CERTIFICATE

THIS AMENDMENT TO AMENDED AND RESTATED TRUST AGREEMENT AND PREFERRED SECURITIES CERTIFICATE (this “Amendment”) is made this 26th day of October, 2009 to be effective as of September 30, 2009 (the “Effective Date”), by and among the following: WELLS FARGO BANK, N.A. (the “Property Trustee”); THOMAS C. ELLIOTT, an individual (“Administrative Trustee 1”), STEVEN J. KESSLER, an individual (“Administrative Trustee 2”), and MICHAEL S. YECIES, an individual (“Administrative Trustee 3,” and collectively with Administrative Trustee 1 and Administrative Trustee 2, the “Administrative Trustees”); and RESOURCE CAPITAL CORP., a Maryland corporation (the “Company”), in its capacity as the Holder of all Common Securities (the “Holder”).

RECITALS

WHEREAS, the Company and Wells Fargo Bank, N.A., as Trustee (the “Trustee”) entered into that certain Junior Subordinated Indenture dated as of May 25, 2006 (the “Original Indenture”), as amended by that certain Amendment to Junior Subordinated Indenture and Junior Subordinated Note Due 2036 dated of even date herewith by and between the Company and the Trustee (the “Indenture Amendment” and, together with the Original Indenture, the “Indenture”) to provide for, among other things, the issuance by the Company of certain junior subordinated notes, including without limitation, that certain Junior Subordinated Note due 2036 in the original principal amount of Twenty-Five Million Seven Hundred Seventy-Four Thousand and 00/100 Dollars ($25,774,000.00) (the “Note”) issued to evidence loans made to the Company of the proceeds from the issuance by Resource Capital Trust I, a Delaware statutory trust (the “Trust”), of undivided preferred beneficial interests in the assets of the Trust and undivided common beneficial interests in the assets of the Trust; and

WHEREAS, the Company, as Depositor (the “Depositor”), the Property Trustee, Wells Fargo Delaware Trust Company, as Delaware Trustee, and the Administrative Trustees entered into that certain Amended and Restated Trust Agreement dated as of May 25, 2006 (the “Trust Agreement”) to provide for, among other things, (i) the issuance of Common Securities, (ii) the issuance and sale of Preferred Securities, and (iii) the acquisition of the Note and any other notes issued pursuant to the Indenture; and

WHEREAS, at the request of the Depositor, the parties hereto have agreed to revise certain terms of the Trust Agreement, all in accordance with the terms and conditions hereof; and

WHEREAS, capitalized terms not otherwise defined herein shall have the meaning provided for such terms in the Trust Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises by each of the parties to the other, receipt of which is hereby acknowledged, and other good and valuable consideration, the parties hereto, intending to be legally bound, hereby covenant and agree as follows:

1. Confirmation of Recitals.  The parties hereto hereby ratify, confirm and acknowledge that the statements contained in the foregoing Recitals are true and complete in all respects and that the Trust Agreement and the documents executed in connection therewith, including without limitation, the Common Securities Certificates and the Preferred Securities Certificates (collectively, the “Trust Documents”), are valid, binding and in full force and effect as of the date hereof, and fully enforceable against the parties thereto, as applicable, in accordance with their terms, subject to and as amended by this Amendment.

2. Distributions.  Notwithstanding anything to the contrary set forth in the Trust Agreement or any of the Trust Documents, for the period commencing on the Effective Date and continuing through September 30, 2011 (the “Distribution Modification Period”), the reference to “LIBOR plus 3.95% per annum” contained in Section 4.1(a)(iii) of the Trust Agreement shall be replaced with “LIBOR plus 5.95% per annum.”  Upon expiration of the Distribution Modification Period, such reference shall revert back to “LIBOR plus 3.95% per annum” as such reference existed prior to the commencement of the Distribution Modification Period.

3. Amendment to Form of Preferred Securities Certificate.  In order to accommodate the amendments set forth in Section 2 above, Exhibit C [Form of Preferred Securities Certificate] to the Trust Agreement is hereby deleted and replaced in its entirety with the form of amended Preferred Securities Certificate attached hereto as Exhibit A.

4. Intentionally Deleted.

5. References.  With respect to certain defined terms set forth in the Trust Agreement and each of the other Trust Documents, the parties hereto covenant and agree that any and all references in the Trust Agreement and each of the other Trust Documents to the “Trust Agreement” shall mean the Trust Agreement as amended hereby.

6. Incorporation of Representations and Warranties of Property Trustee.  Subject to Section 5 above, Section 7.1 of the Trust Agreement is hereby incorporated into this Amendment by this reference, and the Property Trustee, on behalf of and as to itself, hereby makes each of the representations and warranties set forth therein for the benefit of the Depositor and the Holders, effective as of the execution of this Amendment by all of the parties hereto.

7. Incorporation of Representations and Warranties of Depositor.  Subject to Section 5 above, Section 7.2 of the Trust Agreement is hereby incorporated into this Amendment by this reference, and the Depositor hereby makes each of the representations and warranties set forth therein for the benefit of the Holders and the Trustees, effective as of the execution of this Amendment by all of the parties hereto except with respect to compliance with the terms and conditions of Section 5.6 of the Trust Agreement for which no representation or warranty is made hereby.  For the purpose of Section 7.2(d) of the Trust Agreement incorporated by the foregoing reference, “Closing Date” shall mean the date upon which the transactions contemplated by this Amendment are consummated.

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8. Surrender and Replacement of Preferred Securities Certificates.  As a condition precedent to the Trustee’s agreement to the waivers set forth in Section 2 of the Indenture Amendment, Kodiak CDO I shall surrender the outstanding Preferred Securities Certificates to the Trust for cancellation, and the Trust shall issue to Hare & Co. an amended Preferred Securities Certificate, substantially in the form of the amended Preferred Securities Certificate attached hereto as Exhibit A, to replace the surrendered Preferred Securities Certificate.

9. Additional Documents; Further Assurances.  The parties hereto covenant and agree to execute and deliver, or cause to be executed and delivered, contemporaneously herewith, any and all other documents, agreements, statements, resolutions, certificates, consents and information that may be reasonably required in connection with the matters or actions described herein.

10. Ratification.  Except as amended hereby, the Trust Agreement and each of the other Trust Documents shall remain in full force and effect without modification.

11. Inconsistencies.  To the extent of any inconsistency between the terms and conditions of this Amendment and the terms and conditions of the Trust Agreement or any of the other Trust Documents, the terms and conditions of this Amendment shall prevail.  All terms and conditions of the Trust Documents not inconsistent herewith shall remain in full force and effect and are hereby ratified and confirmed.

12. Governing Law; Binding Effect.  This instrument shall be governed by and construed according to the laws of the State of Delaware without reference to its conflict of laws provisions and shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns; provided, however, the Company shall not assign this Amendment or any of the Company’s rights or obligations hereunder, except as and to the extent expressly permitted by the Trust Agreement.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties have duly executed this Amendment, as a sealed instrument, on the day and year first above written.

PROPERTY TRUSTEE:

WELLS FARGO BANK, N.A.

By:	/s/
Name
Title

ADMINISTRATIVE TRUSTEES:

By:	/s/ Thomas C. Elliott
Name: THOMAS C. ELLIOTT

By:	/s/ Steven J. Kessler
Name: STEVEN J. KESSLER

By:	/s/ Michael S. Yecies
Name: MICHAEL S. YECIES

HOLDER OF ALL COMMON SECURITIES:

RESOURCE CAPITAL CORP.

By:	/s/ David J. Bryant
Name: David J. Bryant
Title Chief Financial Officer

Signature Page to Amendment to Trust Agreement (Resource Capital Trust I)

EXHIBIT A

[Form of Amended Preferred Securities Certificate]

SEE ATTACHED